EXHIBIT 23.3

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Independent Public Accounting Firm” and to the use of our reports dated March 15, 2005, with respect to the consolidated financial statements of Fibre Metal Products Company and Subsidiary included in the Registration Statement and the related Prospectus of Safety Products Holdings, Inc., which is part of this Registration Statement.

/s/ Rainer & Company
Newtown Square, PA
December 15, 2005